Exhibit 99.1
Dayton, OH
February 27, 2007

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 27, 2007

MTC TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER AND FULL YEAR 2006

DAYTON, OH, February 27 – MTC Technologies, Inc. (NASDAQ Global Select Market: MTCT), an industry-recognized provider of aircraft modernization and sustainment, professional services, C4ISR, and logistics solutions to the Department of Defense and national security agencies, today reported results for the quarter and year ended December 31, 2006.

•	Q4 revenue of $110.6 million; net income of $3.6 million

•	Full year revenue of $415.5 million; net income of $18.7 million

•	Full year EBITDA of $44.5 million or 10.7% of revenue

•	$23.9 million of cash provided from operations for the full year

Raj Soin, Founder, CEO and Chairman of the Board, commented on the 2006 financial results by noting, “Although the organic growth and profitability for 2006 have been less than acceptable, I am very encouraged by the initial results of investments we have been making, and I am confident the reorganization and the focus on business development, which we have instituted, will bring us back to acceptable performance levels by the end of 2007.”

Fourth Quarter Results:

Revenues of $110.6 million for the quarter ended December 31, 2006, reflected a 13.9% increase over the $97.1 million recorded in the same period of 2005. Revenue growth of $13.5 million resulted from approximately $17 million of revenue from the acquisition of AIC (representing approximately $6 million in organic growth), offset by an approximate $3.5 million decline in revenues for the balance of the company. This decline in revenues was largely the result of timing of customer deliveries on various task orders under the Flexible Acquisition and Sustainment Tool (FAST) contract and other funding delays.

Gross profit of $14.7 million, or 13.3% of revenue, for the quarter ended December 31, 2006, was a decrease of $1.7 million for the same period of 2005. The decrease in gross profit was primarily the result of an approximate $1.0 million charge related to a termination for convenience by the government of certain elements of the MH-53 program as well as variations in business mix.

Operating income for the quarter ended December 31, 2006 was $7.1 million, compared to $9.9 million recorded in the quarter ended December 31, 2005. The change primarily reflects the decreased gross profit combined with higher general and administrative expenses and an approximately $0.2 million increase in acquisition-related intangible asset amortization. The $0.9 million increase in general and administrative expenses for the quarter ended December 31, 2006 is primarily attributable to the additional general and administrative expenses resulting from the acquisition of Aerospace Integration Corporation (AIC) and approximately $0.2 million of stock compensation expense.

Net income for the quarter ended December 31, 2006 was $3.6 million, a 33.5% decrease over fourth quarter 2005 net income of $5.5 million. This decrease primarily reflects the decreased operating income and the increase in net interest expense of $0.7 million during the quarter, partially offset by a $1.7 million decrease in income tax expense. Fully diluted earnings per share for the fourth quarter of 2006 were $0.24 compared to fully diluted earnings per share of $0.35 for the fourth quarter of 2005. EBITDA of $9.2 million was 8.3% of revenue for the quarter ended December 31, 2006 compared to $11.5 million, or 11.8% of revenue, reported in the same period of 2005.

Mark Brown, President and Chief Operating Officer of MTC noted, “2006 was a significant year for MTC in many ways. Most important are those steps we have taken to insure long-term growth for the company. Our new organization, business development structure, and investment priorities reflect the dramatic changes we have made to refocus on what it is we do best and to bring this to our customers. We look forward to completing this transformation in the first half of 2007.”

Year-ended December 31, 2006 Highlights:

Revenues for the year ended December 31, 2006 increased 11.3% to $415.5 million, an increase of $42.2 million over revenue of $373.3 million in 2005. Revenue growth resulted from approximately $52 million of revenue from acquisitions, offset by an approximate $10 million decline in revenues for the balance of the company. This decline in revenues was largely the result of timing of customer deliveries on various task orders under the Flexible Acquisition and Sustainment Tool (FAST) contract, as well as decreased revenues from contracts which we were no longer able to prime because they were recompeted as small business set-aside contracts in 2006, and a decrease in revenue from the subcontracting of our commercial business.

Gross profit for the year ended December 31, 2006 increased 7.2% to $65.0 million, an increase of $4.4 million over 2005. Gross profit as a percentage of revenue decreased in 2006 to 15.6% from 16.2% in 2005, primarily due to the $1.0 million charge on the MH-53 contract discussed above and variation in business mix.

Operating income for the year ended December 31, 2006 was $35.5 million compared to $38.0 million for 2005. The decrease primarily reflects higher general and administrative expenses and an approximately $0.8 million increase in acquisition-related intangible asset amortization. The $6.1 million increase in general and administrative expenses for the year ended December 31, 2006 is primarily attributable to the additional general and administrative expenses resulting from the acquisition of Aerospace Integration Corporation (AIC) and approximately $0.8 million of stock compensation expense.

Net income for the year ended December 31, 2006 was $18.7 million, a 12.4% or $2.7 million decrease over net income of $21.3 million for the same period in 2005. Fully diluted earnings per share for the year ended December 31, 2006 were $1.19 compared to fully diluted earnings per share of $1.35 for the year ended December 31, 2005. EBITDA of $44.5 million was 10.7% of revenue for the year ended December 31, 2006, which was a 0.7% decrease over the $44.8 million, or 12.0% of revenue, reported in 2005.

Company Guidance:

The Company will not provide full year 2007 guidance due to continuing delays in contract awards. However, the table below summarizes the guidance ranges for the first quarter of 2007.

	All amounts except earnings per share in thousands
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
First Quarter 2007	At least $95 million	At least $3.25 million	At least $0.21 – Basic	15,225
			At least $0.21 – Diluted	15,250

Fourth Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its fourth quarter and full year 2006 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, delivers Warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense and the intelligence community. Cited by Forbes as #16 of “25 Fastest- Growing Techs: 2006”, by Washington Technology as 34th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company,” MTC, with its subsidiaries, employs approximately 3,000 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Aerospace Integration Corporation are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Aerospace Integration Corporation; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	December 31, 2006	December 31, 2005
Current assets	$121,953	$112,491
Current liabilities	69,056	58,641
Working capital	52,897	53,850
Cash	3,342	13,755
Accounts receivable	90,630	81,683
Total bank debt	88,800	57,000
Stockholders’ equity	178,883	171,643
Total assets	334,309	285,626

Days Sales Outstanding (DSO’s) in accounts receivable at December 31, 2006 and 2005, were 80 days and 75 days, respectively.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended December 31, 2006	Three months ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005
Net income	$3,629	$5,459	$18,671	$21,322

Income tax expense	1,937	3,669	11,717	14,069

Net interest expense	1,506	772	5,134	2,589

Depreciation and amortization	2,080	1,587	8,963	6,822

EBITDA	$9,152	$11,487	$44,485	$44,802

EBITDA is a non-GAAP measure which is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more comparable indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Revenue	$110,632	$97,107	$415,477	$373,284
Gross profit	14,683	16,428	64,953	60,586
General and administrative expenses	6,074	5,190	23,519	17,466
Intangible asset amortization	1,537	1,338	5,912	5,140
Operating income	7,072	9,900	35,522	37,980
Net interest expense	1,506	772	5,134	2,589
Income before income tax expense	5,566	9,128	30,388	35,391
Income tax expense	1,937	3,669	11,717	14,069
Net income	3,629	5,459	18,671	21,322

Earnings per share:
Basic	$0.24	$0.35	$1.20	$1.35
Diluted	$0.24	$0.35	$1.19	$1.35

Weighted average common shares outstanding:
Basic	15,291,638	15,763,565	15,607,511	15,745,365
Diluted	15,325,499	15,818,323	15,641,520	15,803,821

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.